As filed with the Securities and Exchange Commission on July 2, 2007	Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHOTOWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction

of Incorporation or Organization)

91-0964899

(I.R.S. Employer Identification No.)

71 Columbia Street, Seattle, Washington	98104
(Address of Principal Executive Offices)	(Zip Code)

PHOTOWORKS, INC. 2005 EQUITY INCENTIVE COMPENSATION PLAN

(Full Title of the Plans)

Andrew Wood

President and Chief Executive Officer

PhotoWorks, Inc.

71 Columbia Street

         Seattle, Washington 98104

(Name and Address of Agent for Service)

(206) 281-1390

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
common stock, par value $0.01 Total	4,000,000 shares	$.47 (1) $.29 (2)	$1,718,093 (1) $ 106,259(2) $1,824,352	$56.01

(1) 3,633,591 options have been granted under the Plan at the date hereof. The weighted average exercise price of the outstanding options is $.47 The proposed maximum aggregate offering price for those shares is determined in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended (the “Act”) based on the exercise price of the options.

(3) For the remaining 366,409 shares that have not been granted under the Plan, the proposed maximum aggregate offering price is determined in accordance with Rule 457(h)(i) under the Act based on the price of the outstanding shares of common stock as of June 29, 2007 as determined in accordance with Rule 457(c) under the Act..

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Seattle FilmWorks, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-KSB for the year ended September 30, 2006;
(b)	Quarterly Reports on Form 10Q-SB for the quarters ended December 31, 2006 and March 31, 2007;
(c)	Current Reports on Form 8-K dated October 10, 2006; November 7, 2006; February 20, 2007; April 27, 2007; and May 10, 2007; and
(d)

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 27, 1987, as amended by the Registrant’s Form 8-A/A filed with the Commission on May 31, 1996 and any amendments or reports filed for the purpose of updating these descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporations Act (the “WBCA”) permits a corporation to limit its directors’ liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except for (a) acts or omissions involving intentional misconduct or a knowing violation of law, (b) certain unlawful distributions or loans in violation of Section 23B.08.310 of the Revised Code of Washington, or (c) transactions whereby the director received an improper personal benefit. Article XI of the Registrant’s Third Amended and Restated Articles of Incorporation contains provisions limiting the liability of Registrant’s directors to the Registrant or its shareholders to the fullest extent permitted by Washington law.

Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Article IX of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Washington law.

The above discussion of the WBCA and the Registrant’s Amended and Restated Bylaws and Third Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Amended and Restated Bylaws and the Third Amended and Restated Articles of Incorporation, respectively.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1

PhotoWorks, Inc. 2005 Equity Incentive Compensation Plan. (Incorporated by reference to Appendix A to the Company's definitive proxy statement for the annual meeting of shareholders held on June 28, 2005)

5.1	Opinion of Heller Ehrman LLP.
23.1	Consent of Heller Ehrman LLP(Included in its opinion filed as Exhibit 5.1).
23.2	Consent of Williams & Webster, P.S., Independent Registered Public Accounting Firm.
24	Power of Attorney (Included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)               To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)            That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 28th day of June, 2007.

PHOTOWORKS, INC.

By:/s/ Andy Wood

Andy Wood, President and Chief

Executive Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints Andy Wood and David Douglass, or either of them, his true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him in his name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andy Wood Andy Wood	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2007
/s/ David Douglass David Douglass	Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2007
Paul Goodrich	Director	June __, 2007
/s/ Edward Holl Edward Holl	Director	June 28, 2007
/s/ Mark Kalow Mark Kalow	Director	June 28, 2007
/s/ Joseph Waechter Joseph Waechter	Director	June 28, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1

PhotoWorks, Inc. 2005 Equity Incentive Compensation Plan (Incorporated by reference to Appendix A to the Company's definitive proxy statement for the annual meeting of shareholders held on June 28, 2005)

5.1	Opinion of Heller Ehrman LLP
23.1	Consent of Heller Ehrman LLP (Included in its opinion filed as Exhibit 5.1)
23.2	Consent of Williams & Webster, P.S., Independent Registered Public Accounting Firm
24	Power of Attorney (Included on the signature page of this Registration Statement)